Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LAWSON PRODUCTS, INC.

Lawson Products, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name of this corporation is Lawson Products, Inc.

2. This corporation’s Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 18, 2020.

3. Article FIRST of this corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

FIRST: The name of the Corporation is Distribution Solutions Group, Inc.

4. This amendment was duly adopted by the Board of Directors of this corporation in accordance with the provisions of Section 242 of the DGCL without the necessity of a meeting or vote of stockholders pursuant to Section 242(b)(1) of the DGCL.

5. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

6. This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on May 5, 2022.

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment to be signed by the undersigned, a duly authorized officer of this corporation, on behalf of this corporation as of May 4, 2022.

LAWSON PRODUCTS, INC.

By:	/s/ Richard D. Pufpaf
Name:	Richard D. Pufpaf
Title:	Senior Vice President, Corporate Secretary, General Counsel and Chief Compliance Officer